SECURITIES AND EXCHANGE COMMISSION


                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


          Date of Report (Date of earliest event reported) July 9, 2001


                            SEVEN SEAS PETROLEUM INC.
             (Exact Name of registrant as Specified in its Charter)

         Cayman Islands                 0-22483                  73-468669
(State or Other Jurisdiction of  (Commission File Number)    (I.R.S. Employer
Incorporation or Organization)                            Identification Number)


                5555 SAN FELIPE, SUITE 1700, HOUSTON, TEXAS 77056
               (Address of Principal Executive Offices) (Zip Code)


       Registrant's telephone number, including area code: (713) 622-8218

Item 5. Other Events

     Chesapeake Energy Corporation, a public oil and gas company traded on the New York Stock Exchange, has agreed to purchase $22.5 million of senior secured notes with detachable warrants to purchase 12,612,140 shares of Seven Seas common stock at approximately $1.78 per share. After all the transactions contemplated in this financing are completed, Chesapeake will have warrants to purchase 20% of the Company's common stock. These notes will bear interest at 12% per annum, compounded quarterly, and interest will be accrued for the first two years. Principal and accrued interest will be due at maturity on November 7, 2004.

     A group of qualified investors led by Robert A. Hefner III, the Company's Chairman and Chief Executive Officer, will agree to purchase $22.5 million of short-term secured notes. Mr. Hefner will purchase $15 million of these notes, and two of the Company's independent directors will participate as well. A limited liability company controlled by the father of a third independent director will also participate.

     As soon as possible after the closing of the senior secured notes and the short-term secured notes, Seven Seas will offer to current shareholders, in the form of a rights offering, $22.5 million of senior secured notes with detachable warrants to purchase 12,612,140 shares at approximately $1.78 per share. The terms of these notes will be substantially similar to those offered to Chesapeake. If shareholders take up all their rights to purchase these notes, they will receive warrants to purchase 20% of the Company's common stock.

     Proceeds from the rights offering will be used to redeem the short-term secured notes sold to Mr. Hefner and the qualified investors. Any senior secured notes with warrants not purchased in the rights offering will be exchanged for the remaining short-term secured notes owned by Mr. Hefner and the other qualified investors. If shareholders exercise none of their rights, and all the warrants are then issued to Chesapeake and the qualified investors, upon exercise of all the warrants, Chesapeake will own 20%, the qualified investors will own 20% and current shareholders will own 60% of the Company. In this case, for his $15 million commitment, Mr. Hefner will be issued warrants to purchase 13.33% of the Company.

     If after closing of the rights offering Mr. Hefner has purchased less than $10 million of notes, he has granted Chesapeake an option that could require Mr. Hefner to purchase from Chesapeake an amount of notes and a proportionate share of the warrants equal to the difference between $10 million and the amount of notes Mr. Hefner acquired through the rights offering. If Mr. Hefner purchases $10 million of notes in the aggregate, he would acquire warrants to purchase 5,605,397 shares or 8.89% of the Company.

     Pursuant to the agreement with Chesapeake, $15 million will be escrowed for the drilling of an exploration well to test the Subthrust Dindal Prospect, located below the Guaduas Oil Field. Additionally, for the first two years, the Company will escrow 1/6 of its semi-annual $6.9 interest payment on its $110 million senior notes on a monthly basis to provide greater security that such payments will be made.

     Closing is set for July 23, 2001. Closing of this financing is subject to CIBC World Markets Corp. (CIBC), an independent investment banking firm and the Company's financial advisor, rendering an opinion that the planned transactions are fair to the Company from a financial point of view. CIBC is expected to provide its written opinion on the fairness of the transactions following a review of the final documents.

     The American Stock Exchange (AMEX) would normally require that the Company seek shareholder approval prior to closing this financing. However, pursuant to the Company's request, the AMEX has granted the Company an exception from the shareholder approval requirement based on the Company's representation that the time required to seek shareholder approval would seriously jeopardize the financial viability of the Company. This filing does not constitute an offer of any securities for sale.

Item 7. Financial Statements and Exhibits

     (c) Exhibits

         10(a)  Note Purchase and Loan Agreement dated July 9, 2001.

         10(b)  Letter to shareholders concerning financing dated July 9, 2001.

         10(c)  Press release dated July 9, 2001.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    SEVEN SEAS PETROLEUM INC.




                                    By:    LARRY A. RAY
                                    Name:  Larry A. Ray
                                    Title: President

Date:  July 10, 2001

                                INDEX TO EXHIBITS

Exhibit
  No.    Description                        Method of Filing
-------  -----------                        ----------------

10(a)    Note Purchase and Loan Agreement   Filed herewith electronically
         dated July 9, 2001.

10(b) Letter to shareholders concerning Filed herewith electronically financing dated July 9, 2001.

10(c)    Press release dated July 9, 2001.  Filed herewith electronically